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                                                                      EXHIBIT 13

[LETTERHEAD OF UBS]


                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that UBS AG constitutes and appoints Robert C. Dinerstein, Louis Eber, Janet Zimmer, Robert Mills, Stephen Anikewich, Joan Hoffman, Thomas R. Toothaker and Stuart Sindell and each of them, its true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for it in its name, place and stead, in any and all capacities, acting individually, to sign any and all documents (i) in connection with or necessary for the consummation of the transactions contemplated by the Merger Agreement dated December 5/6, 1997, among Union Bank of Switzerland, Swiss Bank Corporation and UBS AG, or (ii) in connection with or necessary for the consummation of an related reorganization, merger or change of ownership of present or future subsidiaries of UBS AG, granting said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as UBS AG might do directly, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

This power of attorney will expire six months from the date hereof, unless revoked earlier.

Date: May 26, 1998                      UBS AG


                                        By: /s/ Bernard Schmid
                                           ---------------------
                                           Dr. Bernhard Schmid
                                           Legal Counsel


                                        By: /s/ Ursula Suter
                                           ---------------------
                                           Ursula Suter
                                           Legal Counsel

                                                            Page 30 of 30 pages.